                                Exhibit 99.1
NEWS RELEASE

WELBILT ANNOUNCES CHANGE OF LOCATION OF ITS 2020 ANNUAL MEETING OF STOCKHOLDERS

New Port Richey, FL. - March 23, 2020 - Welbilt, Inc. (NYSE:WBT) announced today that, due to the emerging public health impact of the novel coronavirus, or COVID-19, pandemic, the location of its 2020 Annual Meeting of Stockholders (Annual Meeting) has been changed. The Annual Meeting will be held in a virtual meeting format only, via live webcast. Stockholders will not be able to attend the Annual Meeting physically. As previously announced, the Annual Meeting will be held on Friday, April 24, 2020 at 1:00 p.m. ET. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/wbt2020, stockholders must enter the control number found on their proxy card, voting instruction form or notice previously received.

Welbilt urges its stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed to the stockholders will not be updated to reflect the change in location and may continue to be used to vote in connection with the Annual Meeting.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors and dealers in over 100 countries. We have approximately 5,100 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com